Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Liberty Bancorp Consummates Acquisition of Service1st Bank of Nevada

Service1st Receives $25 Million Capital Infusion

Las Vegas, Nevada, October 28, 2010 – Western Liberty Bancorp (OTC BB: WLBC) today announced the successful consummation of its acquisition of Service1st Bank of Nevada.  As of the close of business today, Western Liberty will operate as a new Nevada financial institution bank holding company and will conduct its operations through its wholly owned subsidiary, Service1st.  Western Liberty’s common shares are expected to be listed on the Nasdaq Global Market, under the ticker symbol WLBC, on October 29, 2010.

In conjunction with the transaction, Western Liberty has infused $25 million of capital onto Service1st’s balance sheet.  This enhancement of Service1st’s capital and liquidity position it as one of the strongest community banks serving the Las Vegas market.

Service1st operates as a traditional community bank and provides a full range of banking and related services to locally owned businesses and individuals from its headquarters and two retail banking facilities in the greater Las Vegas area.  Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans, and other traditional commercial banking services.  Primarily all of Service1st’s business is generated in the Nevada market.

William E. Martin, CEO of both Western Liberty and Service1st, said, “We are excited to consummate this transaction.  We are especially pleased that the combined Western Liberty/Service1st platform will showcase one of the community’s best capitalized balance sheets to effectively serve our local businesses and residents.”

“The closing of this transaction is a significant milestone for our vision at Western Liberty Bancorp,” noted Michael Frankel, Chairman of WLBC.  “As one of Nevada’s best capitalized community banks, we look forward to working with Nevada businesses as a value-added member of the Greater Las Vegas community.”

“I share in everyone’s enthusiasm regarding the future of Service1st Bank,” said Steve Hill, Chairman of the Service1st Bank Board. “This event only serves to invigorate the Board and employees to double our efforts to make Service1st the best community bank in Nevada.”

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Western Liberty’s most recent prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. Forward looking statements include statements regarding Western Liberty’s plans for Service1st and the effect of the acquisition on Service1st and the Nevada banking system as a whole. Western Liberty assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Western Liberty Bancorp
Western Liberty Bancorp is a Nevada financial institution bank holding company which conducts operations through Service1st, its wholly-owned banking subsidiary.  Service1st operates as a traditional community bank and provides a full range of banking and related services to locally owned businesses and individuals from its headquarters and two retail banking facilities in the greater Las Vegas area.  Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans, and other traditional commercial banking services.  Primarily all of Service1st’s business is generated in the Nevada market.

Company Contact:

George Rosenbaum
Chief Financial Officer
Western Liberty Bancorp
(702) 966-7436